Exhibit 10.1

REYNOLDS AMERICAN INC.

LONG-TERM INCENTIVE PROGRAM

PERFORMANCE SHARE AGREEMENT

DATE OF GRANT: MARCH 1, 2017

1. Grant. Pursuant to the provisions of the Reynolds American Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan (the “Plan”), Reynolds American Inc. (the “Company”), on the date set forth above, has granted to

[[FIRSTNAME]] [[LASTNAME]] (the “Grantee”),

subject to the terms and conditions which follow and the terms and conditions of the Plan, an initial grant (the “Target Number”) of

[[SHARESGRANTED]] Performance Shares.

A copy of the Plan has been provided to the Grantee and is made part of this Performance Share Agreement (this “Agreement”) with the same force and effect as if set forth in this Agreement itself. All capitalized terms used in this Agreement shall have the meaning set forth in the Plan, unless otherwise defined in this Agreement.

2. Value. Each Performance Share shall be equal in value to one share of common stock, par value $0.0001 per share, of the Company or any security or other consideration into which such share may be changed by reason of any transaction or event of the type referred to in Section 11 of the Plan (each, a “Share”).

3. Scoring. (a) Subject to the terms and conditions of this Agreement, the Performance Shares shall have a three-year performance period, consisting of the Company’s fiscal years 2017, 2018 and 2019 (the “Performance Period”), after which the number of Performance Shares earned (the “Earned Number”) will be determined as provided below, and when vested, will be paid in Shares.

(b) If the Company fails to pay to its shareholders cumulative dividends of at least $[            ]1 per Share (the “Dividend Threshold”) for the Performance Period (which would exclude the dividend paid on January 3, 2017, but would include the dividend paid on January 2, 2020), then the Target Number shall be reduced by an amount equal to three times the percentage of the dividend underpayment for the Performance Period, up to a maximum Target Number reduction of 50% (the “Revised Target Number”), provided that, if the Performance Shares are Assumed in connection with a Change of Control, the Dividend Threshold (and the reduction under this sentence based on the Dividend Threshold) shall not apply.

1	Amount to equal 12 times the per share quarterly dividend in effect as of the Date of Grant.

(c) At the end of the Performance Period, after determining if the Dividend Threshold has been met, the Earned Number shall be determined by multiplying the Target Number, or Revised Target Number if the Dividend Threshold has not been met, by the average score for the Company under the Reynolds American Inc. Annual Incentive Award Program (such program, and any successor plan or program thereto as it relates to Reynolds American Inc. or any successor or parent thereof, and as adopted with respect to each fiscal year, the “AIAP”) for fiscal years 2017, 2018 and 2019; provided, however, that (i) such three-year average score shall in no event be greater than 150%, (ii) the value of the Earned Number of Performance Shares that vest as provided in Section 4 of this Agreement, and are paid as provided in Section 5 of this Agreement, shall not exceed any maximum limits set by the Board of Directors pursuant to its resolutions adopted on February 2, 2017, or otherwise contained in the Plan, and (iii) the AIAP for each fiscal year during the Performance Period shall (A) score actual performance using a 0%-200% scale and (B) include objective performance metrics and scoring relative to such performance metrics that will result in substantially comparable opportunities to achieve scores across the entire 0%-200% scale as exist in respect of the performance metrics and scoring relative to such performance metrics under the AIAP as established by the Company on the Date of Grant.

(d) Notwithstanding anything in Section 3 of this Agreement to the contrary, in the event of a Change of Control prior to the end of the Performance Period, the “Change of Control Earned Number” shall be equal to the product of (i) the Target Number and (ii) the average of the following: (x) the score for the Company under the AIAP for each fiscal year of the Performance Period ending prior to the date of such Change of Control, and (y) a score of 100% for each fiscal year of the Performance Period ending after the date of such Change of Control.

4. Vesting. (a) Subject to the terms and conditions of this Agreement, the Earned Number (or in the event of a Change of Control (other than a BAT Change of Control, as defined in Section 4(d)(ii)(y)) prior to the end of the Performance Period in connection with which the Performance Shares are Assumed, the greatest of (i) the Earned Number, (ii) the Change of Control Earned Number, or (iii) the Target Number) of Performance Shares shall vest on March 1, 2020 (the “Normal Vesting Date”), if the Grantee remains employed by the Company or a Subsidiary on such date.

(b) Notwithstanding anything in Section 4(a) of this Agreement to the contrary but subject to the other terms of this Agreement, in the event of (i) the Grantee’s Retirement (as such term is defined below) or (ii) the Grantee’s Termination of Employment where the Grantee is eligible for and accepts severance benefits under a Company-sponsored severance plan or agreement with the Company (with eligibility for severance benefits to be determined in the sole discretion of the Company), in either case prior to the Normal Vesting Date, and in the case of clause (ii) above either prior to the occurrence of a Change of Control or on or after the second anniversary of the Change of Control, the number of Performance Shares that will vest on the Normal Vesting Date shall be equal to the product of (x) the Earned Number and (y) a fraction, the numerator of which shall be the number of days between the Date of Grant and the date of the Grantee’s Retirement or Termination of Employment, as applicable, and the denominator of which shall be the number of days between the Date of Grant and the Normal Vesting Date, and the remaining Performance Shares will be forfeited, cancelled and no longer considered to be outstanding on the Normal Vesting Date. For purposes of this Agreement, the term “Retirement” shall mean the Grantee’s voluntary Termination of Employment on or after his or her 65th birthday, on or after his or her 55th birthday with 10 or more years of service with the Company or a Subsidiary, or on or after his or her 50th birthday with 20 or more years of service with the Company or a Subsidiary. In addition, for purposes of applying the fraction set forth in clause (y) of the first sentence of this Section 4(b) solely in the case of the Grantee’s Retirement, if the Grantee is a level 8 through level 10 employee of the Company or a Subsidiary on the Date of Grant, the date of the Grantee’s Retirement shall be considered to be the earlier of (A) the Normal Vesting Date or (B) the first anniversary of the actual date of the Grantee’s Retirement if (I) the Grantee notifies the Company of the Grantee’s intent to retire at least one year in advance of the Grantee’s intended date of Retirement and (II) the Grantee’s Retirement in fact occurs on the date provided by the Grantee to the Company in such notice (or such other date as is subsequently agreed to by the Grantee and the Company). The Company shall establish such policies, procedures, rules and guidelines as it determines to be appropriate to administer the preceding sentence, including the form and timing of the Grantee’s notice of the Grantee’s intent to retire. The Company’s determination of the Grantee’s eligibility for treatment under the second preceding sentence shall be final and binding on the Grantee.

(c) Notwithstanding anything in Section 4(a) of this Agreement to the contrary but subject to the other terms of this Agreement, in the event of (i) the Grantee’s death or (ii) the Grantee’s Termination of Employment due to Permanent Disability (as such term is defined below), in either case prior to the Normal Vesting Date and either prior to the occurrence of a Change of Control or on or after the second anniversary of the Change of Control, while the Grantee is an active employee of the Company or a Subsidiary, the number of Performance Shares that will vest on the date of the Grantee’s death or the date of the Grantee’s Termination of Employment due to Permanent Disability, as applicable, shall be equal to the product of (x) the Target Number and (y) a fraction, the numerator of which shall be the number of days between the Date of Grant and the date of the Grantee’s death or the date of the Grantee’s Termination of Employment due to Permanent Disability, as applicable, and the denominator of which shall be the number of days between the Date of Grant and the Normal Vesting Date, and the remaining Performance Shares will be forfeited, cancelled and no longer considered to be outstanding on the date of the Grantee’s death or the date of the Grantee’s Termination of Employment due to Permanent Disability, as applicable. For purposes of this Agreement, the term “Permanent Disability” shall mean that the Grantee has become eligible for and is in receipt of benefits under the Company’s Long-Term Disability Plan. In addition, for purposes of applying the fraction set forth in clause (y) of the first sentence of this Section 4(c), if the Grantee is a level 8 through level 10 employee of the Company or a Subsidiary on the Date of Grant, the date of the Grantee’s death or the date of Grantee’s Termination of Employment due to Permanent Disability, as applicable, shall be considered to be the earlier of (A) the Normal Vesting Date or (B) the first anniversary of the date of the Grantee’s death or the date of Grantee’s Termination of Employment due to Permanent Disability, as applicable, if (I) the Grantee notifies the Company of the Grantee’s intent to retire at least one year in advance of the Grantee’s intended date of Retirement and (II) the date of the Grantee’s death or the date of Grantee’s Termination of Employment due to Permanent Disability, as applicable, occurs on a date when the Grantee would have been eligible for Retirement. The Company shall establish such policies, procedures, rules and guidelines as it determines to be appropriate to administer the preceding sentence, including the form and timing of the Grantee’s notice of the Grantee’s intent to retire. The Company’s determination of the Grantee’s eligibility for treatment under the second preceding sentence shall be final and binding on the Grantee.

(d) (i) Notwithstanding anything in Section 4(a) or Section 4(b) of this Agreement to the contrary but subject to the other terms of this Agreement, in the event of a Change of Control (x) that occurs (A) prior to the Normal Vesting Date and (B) while the Performance Shares remain outstanding, and (y) in connection with which the Performance Shares are not Assumed, the number of Performance Shares that will vest on the date of such Change of Control shall be equal to the higher of (A) the Target Number or (B) the Change of Control Earned Number.

(ii) (x) For purposes of this Agreement, the Performance Shares shall be considered “Assumed” in connection with a Change of Control (other than a BAT Change of Control) if this Agreement is continued without change in connection with such Change of Control or, if this Agreement is modified or the Performance Shares are adjusted in connection with such Change of Control, the following requirements are satisfied: (A) the value of the Performance Shares is not reduced by such modification or adjustment, (B) the Performance Shares as so modified or adjusted relate to publicly traded equity securities of the Company or its successor in the Change of Control (or another entity that is affiliated with the Company or its successor following the Change of Control), (C) if the Grantee is subject to U.S. federal income tax under the Code, the tax consequences under the Code of the Performance Shares as so modified or adjusted are not less favorable to the Grantee than the tax consequences of the Performance Shares before such modification or adjustment, and (D) the other terms and conditions of the Performance Shares as so modified or adjusted are not less favorable to the Grantee than the terms and conditions of the Performance Shares before such modification or adjustment (including the provisions that would apply in the event of a subsequent Change of Control and in the event of the Grantee’s Termination of Employment) and are consistent with Sections 4(d)(iii) and (iv). The Performance Shares may be Assumed only to the extent such assumption does not result in the Performance Shares failing to comply with Section 409A of the Code. The determination of whether the preceding conditions of this Section 4(d)(ii)(x) are satisfied will be made by the Committee, as constituted immediately before the Change of Control described in the preceding provisions of this Section 4(d)(ii)(x), in its sole discretion.

(y) For purposes of this Agreement, “BAT Change of Control” means a Change of Control prior to the end of the Performance Period that occurs upon the consummation of the transactions contemplated by the Agreement and Plan of Merger among British American Tobacco p.l.c., BATUS Holdings Inc., Flight Acquisition Corporation and Reynolds American Inc., dated as of January 16, 2017 (the “Merger Agreement”). Although the provisions of Section 4(d)(ii)(x) do not apply in the event of a BAT Change of Control, the Performance Shares shall be considered “Assumed” in connection with the BAT Change of Control. Following the Closing (as such term is defined in the Merger Agreement), if applicable, the Performance Shares shall remain subject to the terms of the Agreement except that the Target Number shall be adjusted as provided in Section 6.05(c) of the Merger Agreement.

(iii) Notwithstanding anything in Section 4(a) of this Agreement to the contrary but subject to the other terms of this Agreement, if the Performance Shares are Assumed in connection with a Change of Control and the Grantee incurs a Qualified Termination before the

Normal Vesting Date and within the two year period following the Change of Control, the number of Performance Shares that shall vest upon such Qualified Termination shall be the higher of (x) the Target Number or (y) the Change of Control Earned Number.

(iv) For purposes of this Section 4(d), a “Qualified Termination” shall mean (x) a Termination of Employment in connection with which the Grantee is or would be eligible to receive severance benefits under a severance plan or agreement that the Company sponsors or is party to as of the Change of Control (based on the terms of such plan or agreement in effect immediately prior to the Change of Control), (y) the Grantee’s death or (z) the Grantee’s Termination of Employment due to Permanent Disability.

(e) Notwithstanding anything in this Agreement to the contrary but subject to the other terms of this Agreement, in the event of the Grantee’s (i) voluntary Termination of Employment (other than at Retirement or the Grantee’s Termination of Employment where the Grantee is eligible for and accepts severance benefits under a Company-sponsored severance plan or agreement with the Company), (ii) involuntary Termination of Employment where the Grantee is not eligible for severance benefits under a Company-sponsored severance plan or agreement with the Company (including, without limitation, a Termination of Employment for Cause, as such term is defined in the relevant severance plan or agreement) or (iii) involuntary Termination of Employment where the Grantee is eligible for but does not accept the severance benefits under the relevant Company-sponsored severance plan or agreement with the Company, in each case, prior to the Normal Vesting Date, the Performance Shares shall be immediately forfeited, cancelled and shall no longer be considered to be outstanding.

5. Payment. (a) Payment of vested Performance Shares shall be made only in Shares. At the Company’s sole discretion, such Shares may be issued in certificated or book-entry form.

(b) Except as set forth in Section 5(c) of this Agreement, or except under such other circumstances as the Committee deems appropriate if the Grantee is not a “Covered Employee” within the meaning of Section 162(m) of the Code, no payment of vested Performance Shares shall be made to the Grantee prior to the Normal Vesting Date. Except as otherwise provided by this Agreement, payment of vested Performance Shares shall be made as soon as practicable following the Normal Vesting Date, and in any event no later than 90 days after the Normal Vesting Date.

(c) In the event that the Performance Shares vest pursuant to Section 4(c), or pursuant to Section 4(d)(i) or Section 4(d)(iii) in connection with or following a Change of Control that constitutes a “change in control event” for purposes of Section 409A of the Code, the payment of the vested Performance Shares shall be made as soon as practicable after the applicable vesting event, and in any event no later than 90 days after the date such event occurs.

(d) Any payment to which the Grantee is entitled under this Agreement by reason of (or otherwise after) the Grantee’s death shall be made to the Grantee’s estate.

6. Termination of Employment. For purposes of this Agreement, the term “Termination of Employment” shall mean termination from active employment with the

Company or a Subsidiary, a successor to the Company or a Subsidiary in a Change of Control, or another entity that is affiliated with the Company or its successor following the Change of Control; it does not mean the termination of pay and benefits at the end of a period of salary continuation (or other form of severance pay or pay in lieu of salary).

7. Dividend Equivalent Payment. At the time of the payment of any vested Performance Shares, the Grantee shall receive a cash dividend equivalent payment in an amount equal to the product of (a) the Earned Number and (b) the aggregate amount of dividends per share that are paid to the shareholders of the Company (or, after a BAT Change of Control, the aggregate amount of dividends or similar distributions per share (or other equity unit) that are paid to the holders of British American Tobacco p.l.c. American Depositary Receipts) on Shares during the period from the Date of Grant through the date of the payment of the Performance Shares, without interest (the “Actual Dividends Paid”); provided, however, that in the event that Section 4(b), 4(c) or 4(d) applies, the amount of the dividend equivalent payment to the Grantee shall be equal to the product of (i) the number of Performance Shares in which the Grantee becomes vested pursuant to Section 4(b), 4(c) or 4(d) of this Agreement, as applicable, and (ii) the Actual Dividends Paid. Notwithstanding anything in this Section 7 to the contrary, to the extent the payment of the vested Performance Shares occurs after both the date a dividend has been declared by the Company and the record date for such dividend, but prior to the dividend payment date related thereto, the amount of the Actual Dividend Paid also shall include such dividend. In the case of a dividend payment to be paid in property, the dividend payment shall be deemed to be the fair market value of the property at the time of distribution of the dividend payment to the Grantee, as determined by the Committee.

8. Rights as a Shareholder. The Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to the Performance Shares unless and until, and to the extent, the Performance Shares vest and Shares have been paid to the Grantee in accordance with Section 5 of this Agreement.

9. Transferability. Other than as specifically provided in this Agreement with regard to the death of the Grantee, this Agreement and any benefit provided or accruing hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Grantee, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Grantee.

10. No Right to Employment. Neither the execution and delivery of this Agreement nor the granting of the Performance Shares evidenced by this Agreement shall constitute any agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ the Grantee for any specific period or in any specific capacity or shall prevent the Company or its subsidiaries from terminating the Grantee’s employment at any time with or without cause.

11. Application of Laws. The granting of Performance Shares under this Agreement shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

12. Notices. Any notices required to be given hereunder to the Company shall be addressed to the Corporate Secretary, Reynolds American Inc., Post Office Box 2990, Winston-Salem, NC 27102-2990 (other than any notice that the Grantee provides under Section 4(b) or Section 4(c), which shall be sent as described in the policies, procedures, rules and guidelines established by the Company pursuant to Section 4(b) and Section 4(c)), and any notice required to be given hereunder to the Grantee shall be sent to the Grantee’s address as shown on the records of the Company.

13. Taxes. Any taxes required by federal, state or local laws to be withheld by the Company in respect of the grant of Performance Shares or payment of vested Performance Shares hereunder shall be paid to the Company by the Grantee by the time such taxes are required to be paid or deposited by the Company. The Grantee hereby authorizes the necessary withholding of Performance Shares by the Company to satisfy the minimum statutory tax withholding amount prior to delivery of the vested Performance Shares.

14. Administration and Interpretation. In consideration of the grant of Performance Shares hereunder, the Grantee specifically agrees that the Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and Agreement as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive, and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement. The Committee may delegate its interpretive authority as permitted by the provisions of the Plan.

15. Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. If any period in which a payment under this Agreement is to be made begins and ends in two different years, the Grantee shall not have a right to designate the taxable year of payment.

16. Amendment. This Agreement is subject to the Plan, a copy of which has been provided to the Grantee. The Board of Directors and the Committee, as applicable, may amend the Plan, and the Committee may amend this Agreement, at any time in any way, except that, other than as otherwise provided by the Plan, any amendment of the Plan or this Agreement that would impair the Grantee’s rights under this Agreement may not be made without the Grantee’s written consent.

17. Litigation Assistance. (a) In addition to any other obligations of the Grantee under law or any other agreement with any Related Company, in consideration of the grant of Performance Shares hereunder, the Grantee specifically agrees that the Grantee:

(i) if requested by the Company, will personally provide reasonable assistance and cooperation to the Related Companies in activities related to the prosecution or defense of any pending or future lawsuits or claims involving any Related Company (with the Company reimbursing the Grantee for reasonable and necessary out-of-pocket costs and expenses incurred in connection therewith);

(ii) will promptly notify the Company’s General Counsel, in writing, upon receipt of any requests from anyone other than an employee or agent of one of the Related Companies for information regarding any Related Company which could reasonably be construed as being proprietary, non-public or confidential, or if the Grantee becomes aware of any potential claim or proposed litigation against any Related Company;

(iii) will refrain from providing any information related to any claim or potential litigation against any Related Company to any person who is not a representative of the Company without the Company’s prior written permission, unless required to provide information pursuant to legal process;

(iv) will not disclose or misuse any confidential information or material concerning any Related Company; and

(v) will not engage in any activity detrimental to the interests of any Related Company, including an act of dishonesty, moral turpitude or other misconduct that has or could have a detrimental impact on the business or reputation of any Related Company.

(b) In further consideration of the grant of Performance Shares hereunder, the Grantee specifically agrees that, if required by law to provide sworn testimony regarding any matter related to any Related Company: the Grantee will consult with and have Company designated legal counsel present for such testimony (with the Company being responsible for the costs of such designated counsel); the Grantee will cooperate with the Company’s attorneys to assist their efforts, especially on matters the Grantee has been privy to, holding all privileged attorney-client matters in strictest confidence.

(c) Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit the Grantee from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with any whistleblower protection provisions of state or federal law or regulations, (ii) prohibit the Grantee from communication with any governmental agency or entity or otherwise participating in any investigation or proceeding that may be conducted by such governmental agency or entity, including providing documents or information, (iii) require notification or prior approval by the Company or the Company’s General Counsel of any such reports, communications or disclosures, or (iv) limit the Grantee’s right to receive an award for information relating to a possible securities law violation to the Securities and Exchange Commission.

18. Noncompetition and Other Prohibited Activities. (a) In addition to any other obligations of the Grantee under law or any other agreement with any Related Company, in consideration of the grant of Performance Shares hereunder, the Grantee, during the continuation of his or her employment by any Related Company and during the one-year period commencing upon his or her Termination of Employment for any reason (or, if the Grantee is receiving benefits under a severance plan or agreement, the period of time set forth in the non-competition agreement entered into by the Grantee in connection with the receipt of such severance benefits), will not, directly or indirectly:

(i) be employed, or retained as an independent contractor, or otherwise provide advisory or consulting services (in each case, whether compensated or not compensated), in a sales-related capacity, marketing role, strategic planning role, financial role, or in a product research and development role for any Competitive Business;

(ii) be employed by, or retained as an independent contractor by, or otherwise provide advisory or consulting services to (in each case, whether compensated or not compensated), any Competitive Business in any sort of position or capacity involving the performance of services that are the same as, or substantially similar to, the services the Grantee performed while an employee of any Related Company;

(iii) serve (whether compensated or not compensated) as an officer or director of any Competitive Business;

(iv) organize, own (other than owning up to 5% of the outstanding stock of a publicly traded company) or operate any Competitive Business;

(v) (w) be employed, or retained as an independent contractor (in each case, whether compensated or not compensated) by, (x) provide advisory or consulting services (in each case, whether compensated or not compensated) to, (y) organize or operate or (z) serve as a director or official of (in each case, whether compensated or not-compensated) any Anti-Tobacco Organization;

(vi) (x) be employed, or retained as an independent contractor (in each case, whether compensated or not compensated) by, (y) provide advisory or consulting services (in each case, whether compensated or not compensated) to or (z) serve as a director or official of (in each case, whether compensated or non-compensated) any Regulator; or

(vii) solicit, offer employment to, or hire any employee, independent contractor or any other individual providing services to any Related Company (other than secretarial and clerical personnel), who was employed by, or provided services to, any Related Company, at the time of the Grantee’s Termination of Employment, or who was employed by, or provided services to, any Related Company during the 90-day period preceding such date, to become employed by or otherwise provide services to, any person, firm, entity or corporation, or approach any such person for any of the foregoing reasons.

As used in this Agreement, the term “including,” or variations thereof, shall not be a term of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(b) For purposes of Section 17 and Section 18 of this Agreement, the terms set forth below have the following definitions:

(i) “Anti-Tobacco Organization” means any firm, organization, entity, group, or sole proprietorship, the activities or purposes of which include opposing, advocating or lobbying against, or seeking the imposition of restrictions or prohibitions with respect to, any of the Related Companies’ Businesses or the use or consumption of any of the Products.

(ii) “Competitive Business” means any corporation, limited liability company, partnership, person, firm, organization, entity, enterprise, business or activity that is engaged in any of the Related Companies’ Businesses in the Territory or seeking to engage in any of the Related Companies’ Businesses in the Territory.

(iii) “Governmental Authority” means the government of the United States of America, any other nation or political subdivision thereof, whether state or local, and any agency, authority, administration, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(iv) “Regulator” means: (x) the U.S. Food and Drug Administration (the “FDA”), the Center for Tobacco Products established within the FDA (the “CTP”), the Tobacco Products Scientific Advisory Committee established within the CTP, or any other office, division, branch, committee, department or other body (collectively, an “Organizational Body”) established by the FDA or by an Organizational Body; or (y) any other Governmental Authority having the authority to regulate, or make recommendations regarding any proposed regulations affecting, any part of any of the Related Companies’ Businesses.

(v) “Related Companies’ Businesses” means the businesses of manufacturing, distributing, advertising, promoting, marketing or selling any of the following products (collectively, “Products”): (w) any cigarette, cigar, little cigar, “roll-your-own” tobacco, smokeless or smoke-free tobacco product (including moist snuff, dry snuff, snus, loose leaf, plug and twist tobacco and any other smokeless or smoke-free tobacco, including dissolvable products, that may be invented through the date of Grantee’s Termination of Employment); (x) any nicotine replacement therapy products, including nicotine gum, mouth spray and pouches, and any products otherwise marketed or intended to be used as part of a smoking cessation program; (y) any product commonly referred to as an “e-cigarette”; and (z) any other product, including any tobacco or cigarette substitute, that any Related Company invents, develops and/or markets through the date of the Grantee’s Termination of Employment.

(vi) “Related Company” means, at any time, individually, the Company and each of its subsidiaries; and “Related Companies” means, at any time, collectively, the Company and all of its subsidiaries, and, in any case, each and all of their respective subsidiaries, parents, affiliates (including partnerships and joint ventures in which any Related Company is a partner or joint venturer), successors and assigns.

(vii) “Territory” means (x) the United States of America, its territories, commonwealths and possessions (including duty-free stores or outlets located anywhere in any of the foregoing places); (y) U.S. military installations located anywhere in the world; and (z) any other location in which any Related Company conducts any of the Related Companies’ Businesses through the date of the Grantee’s Termination of Employment, provided that upon a BAT Change of Control, clause (z) shall no longer apply.

(c) Notwithstanding anything to the contrary contained in this Agreement, Section 18 of this Agreement will not prohibit a Grantee from engaging in the authorized practice of law, whether for a firm, corporation or otherwise, in any jurisdiction that prohibits agreements restricting the right of an individual to engage in such practice; provided, however, a Grantee will continue to be bound by any and all applicable professional and ethical rules of conduct that govern the use or disclosure of confidential information obtained during the course of any representation of the Company or any of its subsidiaries; and, provided further, this Agreement does prohibit a Grantee from engaging in any of the activities outlined in Section 18(a) of this Agreement in a non-legal, business role.

(d) The Grantee understands and agrees that:

(i) the purpose of this Section 18 is solely to protect the Related Companies’ legitimate business interests, including, but not limited to, the Related Companies’ confidential information, customer relationships and goodwill, all of which contribute to the Related Companies’ competitive advantage in operating the Related Companies’ Businesses in the Territory;

(ii) the Related Companies manufacture, distribute, advertise, promote, market and sell Products in the Territory, and the restrictive covenants contained in this Agreement are necessary to protect the Related Companies’ legitimate business assets and interests, and they are reasonable in time, territory, and scope, and in all other respects;

(iii) the restrictive covenants contained in this Agreement constitute a material inducement to the Company entering this Agreement, without which the Company would not have entered into this Agreement; and

(iv) the covenants set forth in this Section 18 are essential elements of this Agreement and shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Grantee against the Company or any other Related Company, whether predicated on this Agreement or otherwise, shall not excuse the Grantee’s breach, or constitute a defense to the enforcement by the Related Companies, of these restrictive covenants. The Company and the Grantee have had the opportunity to independently consult with their respective counsel for advice in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the businesses conducted by the Related Companies.

(e) The Grantee agrees that any breach of the covenants contained in Section 18 of this Agreement would irreparably injure the Related Companies and that their remedies at law would be inadequate. Accordingly, in the event of any breach or threatened breach of Section 18 of this Agreement, the Related Companies, in addition to any other rights and remedies available at law or in equity, shall be entitled to an injunction (and/or other equitable relief), restraining such breach or threatened breach, and be entitled to the reimbursement of court costs, attorneys’ fees and other costs and expenses incurred in connection with enforcing this Agreement. The existence of any claim or cause of action on the part of the Grantee against any Related Company shall not constitute a defense to the enforcement of these provisions. This Agreement shall be enforceable by any Related Company, either alone or together with any other Related

Company or Related Companies. The rights and remedies hereunder provided to the Related Companies shall be cumulative and shall be in addition to any other rights or remedies available at law, in equity or under this Agreement.

(f) If any of the provisions of Section 18 of this Agreement are determined by a court of law to be excessively broad, whether as to geographical area, time, scope or otherwise, such provision shall be reduced to whatever extent is reasonable and shall be enforced as so modified. Any provisions of Section 18 of this Agreement not so modified shall remain in full force and effect.

19. Recoupment Provisions. (a) Subject to the clawback provisions of the Sarbanes-Oxley Act of 2002, the Committee may, in its sole discretion, direct that the Company recoup, and upon demand by the Company the Grantee agrees to return to the Company, all or a portion of any Shares paid to the Grantee hereunder computed using financial information or performance metrics later found to be materially inaccurate. The number of Shares to be recovered shall be equal to the excess of the number of Shares paid out over the number of Shares that would have been paid out had such financial information or performance metric been fairly stated at the time the payout was made.

(b) The Committee may direct recoupment of Shares pursuant to Section 19(a) of this Agreement whether or not it directs recoupment of related AIAP payouts. The Committee also may amend a yearly AIAP payout percent for purposes of recoupment of Shares under this Agreement without directing recoupment of related AIAP payouts.

(c) If the Company reasonably determines that the Grantee has materially violated any of the Grantee’s obligations under Section 17 or 18 of this Agreement, then effective the date on which such violation began, (i) any Performance Shares that have not yet vested and been paid to the Grantee under this Agreement shall be forfeited and cancelled, and (ii) the Company may, in its sole discretion, recoup any and all of the Shares previously paid to the Grantee under this Agreement.

(d) If, after a demand for recoupment of Shares under Section 19 of this Agreement, the Grantee fails to return such Shares to the Company, the Grantee acknowledges that the Company (or the Company through the actions of any of its subsidiaries employing the Grantee, if applicable) has the right to effect the recovery of the then current value of such Shares and the amount of its court costs, attorneys’ fees and other costs and expenses incurred in connection with enforcing this Agreement by (i) deducting (subject to applicable law and the terms and conditions of the Plan) from any amounts the Company (and if applicable, any Subsidiary employing the Grantee) owes to the Grantee (including, but not limited to, wages or other compensation), except with respect to any non-qualified deferred compensation under Section 409A of the Code, (ii) withholding, except with respect to any non-qualified deferredcompensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that otherwise would have been made in accordance with the Company’s or any of its subsidiaries’ otherwise applicable compensation practices, or (iii) any combination of the foregoing. The right of recoupment set forth in the preceding sentence shall not be the exclusive remedy of the Company, and the Company may exercise each and every other remedy available to it under applicable law.

20. Qualified Performance-Based Awards. If the Grantee is a Covered Employee, the grant of Performance Shares evidenced by this Agreement shall be considered a Qualified Performance-Based Award. In furtherance thereof, and notwithstanding anything in this Agreement or the Plan to the contrary, the Earned Number of Performance Shares that the Grantee may earn for the Performance Period pursuant to the grant evidenced by this Agreement (the “Earned Shares”) shall be determined by the Committee based on, and must have a value (the “Earned Shares Value”) that in no event exceeds a value equal to, the percentage of the Company’s cumulative Cash Net Income (as defined below) for the Performance Period previously established by the Board of Directors of the Company in resolutions adopted on February 2, 2017 to apply with respect to the Grantee for the Performance Period (the “Award Pool Value”). Notwithstanding the prior sentence, the Committee shall have the power and authority, in its sole and absolute exercise of negative discretion, to reduce the Earned Shares such that the Earned Shares Value will be less than the Award Pool Value, which reduction may be made by taking into account the factors described above under Section 3 of this Agreement or any other criteria the Committee deems appropriate. The reductions in Earned Shares Value, if any, shall not result in any increases in the value of performance shares earned by any other Participant. For purposes of this Agreement, the term “Cash Net Income” shall mean the Company’s net income from continuing operations in the consolidated statement of income adjusted for the impact of non-cash items, such as depreciation, amortization, unrealized gains and losses, intangible asset impairments and other non-cash gains/losses included in net income (as reported in the Company’s annual reports for 2017, 2018 and 2019, respectively).

21. Electronic Signature. This Agreement is delivered electronically. The Grantee consents to using an electronic signature to sign this Agreement and be legally bound to his or her acceptance or rejection of the grant. By electronically signing the Agreement, the Grantee also consents to entering into this Agreement in electronic form. The Grantee acknowledges that his or her electronic signature will have the same legal force and effect as a handwritten signature. The Grantee’s electronic signature, including date and time of signing will be stored electronically with the Performance Share grant record.

22. GOVERNING LAWS. THE LAWS OF THE STATE OF NORTH CAROLINA SHALL GOVERN THE INTERPRETATION, VALIDITY AND PERFORMANCE OF THE TERMS OF THIS AGREEMENT, REGARDLESS OF THE LAW THAT MIGHT BE APPLIED UNDER PRINCIPLES OF CONFLICTS OF LAWS. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 22, ANY CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY IN THE COURTS (FEDERAL AND STATE) SITUATED IN THE STATE OF NORTH CAROLINA, FORSYTH COUNTY. THE GRANTEE CONSENTS TO PERSONAL JURISDICTION IN THE STATE OF NORTH CAROLINA AND IN THE COURTS THEREOF FOR THE ENFORCEMENT OF THIS AGREEMENT, AND WAIVES ANY RIGHTS THE GRANTEE OTHERWISE MAY HAVE UNDER THE LAWS OF ANY JURISDICTION TO OBJECT ON ANY BASIS TO JURISDICTION OR VENUE WITHIN THE STATE OF NORTH CAROLINA TO ENFORCE THIS AGREEMENT. IN ADDITION, AND NOTWITHSTANDING THE FOREGOING, THE COMPANY MAY ELECT, IN ITS

DISCRETION, TO SEEK A TEMPORARY RESTRAINING ORDER OR PRELIMINARY OR PERMANENT INJUNCTIVE (OR SIMILAR) RELIEF TO ENFORCE ITS RIGHTS UNDER SECTIONS 17 AND 18 OF THIS AGREEMENT IN ANY JURISDICTION OR COURT ANYWHERE IN THE WORLD THAT THE COMPANY DETERMINES TO BE APPROPRIATE, AND THE GRANTEE HEREBY CONSENTS TO VENUE IN ANY SUCH JURISDICTION OR COURT IN SUCH EVENT.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the Date of Grant first above written.

REYNOLDS AMERICAN INC.

By:
Authorized Signature

Grantee’s Signature

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